Exhibit 4

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of June 30, 2005, by and among Red Carpet Entertainment, Inc., a Nevada corporation (“Red Carpet”), and Chris Johnson, an individual stockholder of Red Carpet (the “Red Carpet Stockholder”) on the one hand, and Landes Daily, Inc., a California corporation (“Landes Daily”) and Richard Landes, an individual shareholder of Landes Daily, and Renee Raimondi, an individual shareholder of Landes Daily (collectively, the “Landes Daily Shareholders”) on the other hand. The Landes Daily Shareholders are collectively referred to herein as the “Purchasers,” each a “Purchaser.”

RECITALS

A. Red Carpet and the Purchasers have each determined to engage in the transaction contemplated hereby (the “Stock Purchase”) pursuant to which each of the Purchasers will make certain contributions of assets as set forth herein in exchange for shares of the common stock of Red Carpet and the assumption by Red Carpet of certain liabilities of the Purchasers, as set forth herein.

B. The board of directors of Red Carpet and the board of directors of Landes Daily have each approved this Agreement and the Stock Purchase.

C. The parties intend that the transactions contemplated in this Agreement constitute capital contributions by all the Purchasers as a group to Red Carpet in exchange for controlling equity interest in Red Carpet within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

D. The Red Carpet Stockholder and Landes Daily, Inc. are parties to this Agreement for the purpose of making certain representations and warranties.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Agreement” has the meaning specified in the introductory paragraph above.

“Assumed Liabilities” has the meaning specified in Section 2.2 hereof.

“Closing” has the meaning specified in Article 3 hereof.

“Closing Date” has the meaning specified in Article 3 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning specified in Section 4.15 hereof.

“Disclosure Schedule” has the meaning specified in Article 4 hereof.

“Employee” means a regular employee on the payroll of Landes Daily.

“Encumbrance” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, conditional sale agreement, financing statement or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset.

“Indemnified Party” has the meaning specified in Article 6 hereof.

“Indemnifying Party” has the meaning specified in Article 6 hereof.

“Intellectual Property” means all of the service marks, copyrights, franchises, software, patents, licenses, trademarks, trade names, jingles, slogans, logotypes and other similar intangible assets maintained, owned, used, held for use or otherwise held or licensed by Landes Daily in connection with the business of Landes Daily (including any and all applications, registrations, extensions and renewals relating thereto), and all of the rights, benefits and privileges associated therewith.

“Hall and Co.” has the meaning specified in Section 5.6 hereof.

“Person” means a natural person, corporation, partnership or other business entity, or any Governmental Entity.

“Real Property” has the meaning specified in Section 4.9 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Red Carpet” has the meaning specified in the introductory paragraph above.

“Red Carpet’s Audited Financials” has the meaning specified in Section 5.6(a) hereof.

“Red Carpet’s Balance Sheet” has the meaning specified in Section 5.6(b) hereof.

“Red Carpet’s Financial Statements” has the meaning specified in Section 5.6(c) hereof.

“Red Carpet’s Interim Financials” has the meaning specified in Section 5.6(b) hereof.

“Red Carpet Shares” means the common stock, par value $.001 per share, of Red Carpet issued pursuant to this Agreement.

“Tax” and “Taxes” shall mean all federal, state, local and foreign property, sales and use, payroll, withholding, franchise and income taxes and all assessments, rates, levies, fees and other governmental charges, including any interest and penalties in respect of such amounts.

“Landes Daily Financial Statements” has the meaning specified in Section 4.3 hereof.

“Unaudited Balance Sheet” has the meaning specified in Section 5.6(b) hereof.

ARTICLE 2
PURCHASE AND SALE; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, each Purchaser shall purchase from the Red Carpet, and Red Carpet shall issue and sell Red Carpet Shares to each Purchaser as set forth in Exhibit "A", attached hereto, and to be allocated among them as set forth therein, an aggregate of 3,800,000 Red Carpet Shares to the Landes Daily Shareholders, in exchange for Nine Hundred Fifty (950) shares of the common stock of Landes Daily held by the Landes Daily Shareholders.

2.2 Assumption of Liabilities. As part of the consideration for the sale of the Red Carpet Shares as set forth in Section 2.1 hereof, Red Carpet shall assume, on the date of Closing, and hereby agrees to pay, perform and discharge the liabilities of Landes Daily (the “Assumed Liabilities”).

2.3 Delivery Free of Encumbrances. The Red Carpet Shares issued pursuant to Section 2.1 hereof shall be issued by Red Carpet free and clear of any Encumbrances and shall be fully paid and non-assessable.

2.4 Restrictions On Transferability Of Red Carpet Shares. The Red Carpet Shares to be issued and delivered pursuant to this Agreement in accordance with the provisions hereof will not have been registered under the Securities Act or under the securities laws of any state. Accordingly, the Red Carpet Shares (together with any other shares received pursuant to conversions, exchanges, stock splits, stock dividends or other reclassifications or changes thereof, or consolidations or reorganizations of Red Carpet) will not be transferable except upon the conditions specified in this Agreement, which conditions are intended to insure compliance with the provisions of the Securities Act in respect of any transfer thereof.

2.5 Legend. Each certificate representing Red Carpet Shares issued hereunder shall be stamped or otherwise imprinted with a legend in the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE HYPOTHECATED OR DISTRIBUTED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (B) PURSUANT TO A VALID EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT AND UNDER THE SECURITIES LAW OF ANY STATE AND UPON RECEIPT BY RED CARPET COMPUTING, LTD OF AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO IT THAT ANY SUCH SALE IS IN COMPLIANCE WITH, OR NOT SUBJECT TO, THE ACT AND STATE SECURITIES LAWS."

Where applicable, upon written request, Red Carpet shall remove such legends so as to facilitate the sale of such shares, if and to the extent applicable, pursuant to Rule 144 under the Act, provided (in the case of Rule 144 sales) that upon request of removal of legends, the person making such request shall have provided such documentation as Red Carpet and its transfer agent shall reasonably require in connection therewith.

ARTICLE 3
THE CLOSING

Subject to the satisfaction of the conditions and closing deliveries specified in Article 9 hereof, the closing of the Stock Purchase shall take place at 11:00 a.m. (Pacific Time) at the offices of Abrams Garfinkel Margolis Bergson, LLP, 4100 Newport Place, Suite 830, Newport Beach, CA 92660, on or before June 30, 2005 (the “Closing Date”), or at such other time and date as the parties may mutually agree (the “Closing”).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
LANDES DAILY

Except as set forth under the corresponding section of the disclosure schedule delivered to Red Carpet concurrently herewith (the “Disclosure Schedule”), which Disclosure Schedule shall be deemed a part hereof, Landes Daily and the Landes Daily Shareholders hereby represent and warrant to Red Carpet as follows:

4.1 Organization. Landes Daily is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

4.2 Certain Matters. Landes Daily is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of its properties or nature of its business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. Landes Daily has full power and authority and all authorizations, consents, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Landes Daily has delivered to Red Carpet a true, accurate and complete copy of its Articles of Incorporation which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The shareholders records of Landes Daily furnished to Red Carpet are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of Landes Daily. Landes Daily is not in default under or in violation of any provision of its Articles of Incorporation in any material respect. Landes Daily is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject, except as disclosed in the Landes Daily Financial Statement. The records of meetings of the stockholders and Boards of Directors of Landes Daily furnished to Red Carpet are complete and correct in all material respects.

4.3 Authority Relative to this Agreement. Each of Landes Daily and the Landes Daily Shareholders has the requisite power and/or authority to enter into this Agreement and carry out its/his/her obligations hereunder. The execution, delivery and performance of this Agreement by Landes Daily and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors and shareholders of Landes Daily and no other action on the part of Landes Daily are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Landes Daily and Landes Daily Shareholders and constitutes a valid and binding obligation of Landes Daily and Landes Daily Shareholders, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

4.4 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Landes Daily or the Landes Daily Shareholders of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Landes Daily nor the consummation by Landes Daily of the transactions contemplated hereby, nor compliance by Landes Daily with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of their respective Articles of Incorporation or bylaws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Landes Daily is a party or by which it or any of its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Landes Daily, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Landes Daily taken as a whole.

4.5 Financial Statements.

(a) Landes Daily shall deliver to Red Carpet an unaudited balance sheet as at December 31, 2004 and May 31, 2005 and related income statement for the period from inception to December 31, 2004, and for the period beginning on January 1, 2005 through May 31, 2004 (the "Landes Daily Financial Statements").

(b) The Landes Daily Financial Statements, (i) are complete and correct in all material respects, (ii) have been prepared on a financial statement basis, (iii) fairly and accurately present in all material respects the financial positions of Landes Daily, as applicable, as at the dates thereof.

There have not been any changes in accounting methods, estimates or principles (for financial accounting purposes) at any time since the Financial Statements, which have been made, agreed to or required with respect to Landes Daily.

4.6 Events Subsequent to Financial Statements. Since the Landes Daily Financial Statements (i.e., May 31, 2005), there has not been:

(a) any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of Landes Daily except as in the ordinary course of their businesses;

(b) any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of Landes Daily;

(c) any declaration or setting aside or payment of any distribution with respect to the stock of Landes Daily, or any redemption, purchase or other acquisition of any such stock;

(d) except for the issuance of stock of Landes Daily, or the granting, issuance or execution of any rights, options or other commitments by Landes Daily, as the case may be, relating to issuance of stock or the granting, issuance or execution of any rights, options or other commitments by Landes Daily, as the case may be, relating to its stock;

(e) any subjection to any lien on any of the assets, tangible or intangible, of Landes Daily;

(f) any incurrence of indebtedness or liability or assumption of obligations by Landes Daily except as in the ordinary course of their businesses;

(g) any waiver or release by Landes Daily of any right of any material value except for the mutual release with Ronnie Ekelund;

(h) any compensation or benefits paid to officers, directors or shareholders of Landes Daily;

(i) any change made or authorized in the Articles of Incorporation or Bylaws of Landes Daily;

(j) any damage, destruction or loss from fire, water, accident or other such casualty (whether or not covered by insurance) to any of Landes Daily’s property or assets;

(k) any loan to or other transaction with any officer or shareholder of Landes Daily giving rise to any claim or right of Landes Daily against any such person or of such person against Landes Daily or any loan to or other transaction with any officer or director of Landes Daily giving rise to any claim or right of Landes Daily against any such person or of such person against Landes Daily;

(l) any merger or consolidation with or acquisition of an interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof;

(m) any mortgage, pledge or grant of a security interest in any of Landes Daily’s material assets, tangible or intangible, except for the factoring agreement with Merchant Factors Corp.;

(n) any writing down or writing up the value of any of Landes Daily’s assets (or failed to write down or write up any asset inconsistent with the past practice) or write off as uncollectible any of Landes Daily’s account receivable, except write-downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material;

(o) any loan made to or any guarantee of the indebtedness (of any kind) of any Person;

(p) any material change in the customary operating methods of Landes Daily, including policies and practices relating to pricing, selling and marketing;

(q)  any settlement or compromise of any litigation in which Landes Daily is a party to that would otherwise have been required to be disclosed pursuant to this Agreement, except for the mutual release with Ronnie Ekelund;

(r) any failure to renew any of Landes Daily’s insurance policies that is scheduled to terminate or expire within sixty (60) calendar days after the Closing Date;

(s) any abandoning or allowing to lapse any Intellectual Property (or any registration or application in respect thereof); or

(t) any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Landes Daily.

4.7 Undisclosed Liabilities. Except as otherwise disclosed in the Landes Daily Financial Statements, Landes Daily does not have any material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.8 Tax Matters.

(a) Landes Daily has duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted, except for the tax return for the period from inception to December 31, 2004;

(b) Landes Daily has paid, or adequately reserved against in Landes Daily’s financial statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

(c) To the best knowledge of Landes Daily, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of Landes Daily’s tax returns;

(d) To the best knowledge of Landes Daily, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of Landes Daily’s tax returns; and

(e) No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from Landes Daily.

For the purposes of this Section 4.8, a tax is due (and must therefore either be paid or adequately reserved against in Landes Daily’s financial statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

4.9 Real Property.

(a) Landes Daily has delivered to Red Carpet an accurate and complete list and description of all real property leased, occupied or used by Landes Daily (the “Real Property”), which list specifies the owner of each such Real Property. All Real Property is suitable and adequate for the purposes for which it is currently being used. All the Real Property is occupied under a valid and current certificate of occupancy or similar permit, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate or permit.

(b) Landes Daily does not own, lease, occupy or use any Real Property.

(c) Landes Daily has delivered to Red Carpet accurate and complete copies all leases and subleases (including, without limitation, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) pursuant to which any of the Real Property is occupied or used by Landes Daily. Each such lease and sublease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold interest it purports to grant free and clear of all Encumbrances. Landes Daily has complied with all of the material provisions of such leases and subleases and is not in default thereunder in any material respect, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. Landes Daily has not received any notice of cancellation or termination under such lease or sublease or any notice of a breach or default thereunder, which breach or default has not been cured, and no lessor has any right of termination or cancellation under such lease or sublease except upon a breach or default by Landes Daily thereunder. The consummation of the transactions contemplated by this Agreement will not (i) cause any such lease or sublease to cease to be legal, binding and in full force and effect on terms identical to those currently in effect or (ii) constitute a breach or default under such lease or sublease or otherwise give the landlord the right to terminate such lease or sublease. The rental set forth in each lease or sublease is the actual rental being paid, and there are no separate understandings or agreement with respect to the same.

(d) None of the Real Property or any leasehold interest in the Real Property is subject to any contract or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting Landes Daily’s right to convey or to use it or to be in peaceful and undisturbed possession of each parcel of Real Property. Landes Daily has not leased or subleased any parcel or portion of any parcel of Real Property (including office or commercial space) to any other Person, nor has Landes Daily assigned its interest under any lease or sublease to any other Person.

(e) No portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and Landes Daily has no knowledge that any of the foregoing are, or will be, the subject of, or affected by, any such proceeding.

4.10 Books and Records. Landes Daily’s books and records have been delivered to Red Carpet prior to the Closing fully and fairly reflect the transactions to which Landes Daily is a party or by which it or its properties are bound.

4.11 Questionable Payments. Neither Landes Daily, nor any of its employees, agents or representatives has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Landes Daily funds or made any payments from Landes Daily’s funds to governmental officials for improper purposes or made any illegal payments from Landes Daily’s funds to obtain or retain business.

4.12 Environmental Matters.

(a) Definitions. For the purpose of this Agreement, the following terms shall have the meaning herein specified:

(i) "Governmental Authority" shall mean the United States, each state, each county, each city and each other political subdivision in which Landes Daily's business, as applicable, is located, and any court, political subdivision, agency or instrumentality with jurisdiction over Landes Daily's business, as applicable.

(ii) "Environmental Laws" shall mean (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. 9601 et seq. ("CERCLA"), (B) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C.A. 6901 et seq. ("RCRA"), (C) the Clean Air Act, 42 U.S.C.A. 7401 et seq., (D) the Federal Water Pollution Control Act, as amended, 33 U.S.C.A. 1251 et seq., (E) the Toxic Substances Control Act, 15 U.S.C.A. 2601 et seq., (F) all applicable state laws, and (G) all other laws and ordinances relating to municipal waste, solid waste, air pollution, water pollution and/or the handling, discharge, disposal or recovery of on-site or off-site hazardous substances or materials, as each of the foregoing has been or may hereafter be amended from time to time.

(iii) "Hazardous Materials" shall mean, among others, (A) any "hazardous waste" as defined by RCRA, and regulations promulgated thereunder; (B) any "hazardous substance" as defined by CERCLA, and regulations promulgated thereunder; (C) any "toxic pollutant" as defined in the Federal Water Pollution Prevention and Control Act, as amended, 33 U.S.C. 1251 et seq., (commonly known as "CWA" for "Clean Water Act"), and any regulations thereunder; (D) any "hazardous air pollutant" as defined in the Air Pollution Prevention and Control Act, as amended, 42 U.S.C. 7401 et seq. (commonly known as "CAA" for "Clean Air Act") and any regulations thereunder; (E) asbestos; (F) polychlorinated biphenyls; (G) any substance the presence of which at the Business Location (as hereinafter defined) is prohibited by any Environmental Laws; and (H) any other substance which is regulated by any Environmental Laws.

(iv) "Hazardous Materials Contamination" shall mean the presence of Hazardous Materials in the soil, groundwater, air or any other media regulated by the Environmental Laws on, under or around Landes Daily's facilities, as applicable, at levels or concentration which trigger any requirement under the Environmental Laws to remove, remediate, mitigate, abate or otherwise reduce the level or concentration of the Hazardous Materials. The term "Hazardous Materials Contamination" does not include the presence of Hazardous Materials in process tanks, lines, storage or reactor vessels, delivery trucks or any other equipment or containers, which Hazardous Materials are used in the manufacture, processing, distribution, use, storage, sale, handling, transportation, recycling, reuse or disposal of the products that were manufactured and/or distributed by Landes Daily, as applicable.

(v) “Business Location” shall mean any real property, building, facility or structure owned, leased or occupied by Landes Daily, as applicable, at any time from its inception until the present.

(b) Representations and Warranties. Based on the foregoing, Landes Daily represent and warrant that:

(i) To the knowledge of Landes Daily, after due investigation, there has been no material failure by Landes Daily to comply with all applicable requirements of Environmental Laws relating to Landes Daily and their respective operations, manufacture, processing, distribution, use, treatment, generation, recycling, reuses, sale, storage, handling, transportation or disposal of any Hazardous Material and Landes Daily are not aware of any facts or circumstances which could materially impair such compliance with all applicable Environmental Laws.

(ii) Landes Daily has not received notice from any Governmental Authority or any other person of any actual or alleged violation of any Environmental Laws, nor is any such notice anticipated.

(iii) To the knowledge of Landes Daily, after due investigation, Environmental Laws do not require that any permits, licenses or similar authorizations to construct, occupy or operate any equipment or facilities used in the conduct of Landes Daily’s business.

(iv) No Hazardous Materials are now located at the Business Location, and, to the knowledge of Landes Daily, after due investigation, Landes Daily has never caused or permitted any Hazardous Materials to be generated, placed, stored, held, handled, located or used at the Business Location, except those which may lawfully be used, transported, stored, held, handled, generated or placed at the Business Location in the conduct of Landes Daily’s business.

(v) Landes Daily has not received any notices, whether from a Governmental Authority or some other third party, that Hazardous Material Contamination exists at the Business Location or at any other location utilized by Landes Daily in the conduct of any of their respective businesses nor is Landes Daily aware of any circumstances that would give rise to an allegation of such contamination.

(vi) To the knowledge of Landes Daily, after due investigation, no investigation, administrative order, consent order or agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is proposed, threatened, anticipated, pending or otherwise in existence with respect to the Business Location or with respect to any other site controlled or utilized by Landes Daily in the operation of their respective businesses. To the knowledge of Landes Daily, after due investigation, no Business Location is currently on, and has never been on, any federal or state "Superfund" or "Superlien" list.

4.13 Intellectual Property.

(a) Landes Daily has delivered to Red Carpet a true, correct and complete listing, and brief description of all Intellectual Property owned or licensed by or registered in the name of Landes Daily or used or held for use in the business of Landes Daily. The Company owns or possesses all rights to use all such Intellectual Property necessary to the conduct of the business of Landes Daily and all such Intellectual Property is free and clear of any Encumbrance. Landes Daily has not received any notice to the effect that (i) the conduct of business by Landes Daily may infringe on any intellectual property right or other legally protectable right of another, or (ii) any Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar with Intellectual Property owned by Landes Daily. Landes Daily has not granted any license or other right to any other Person with respect to Intellectual Property owned by Landes Daily. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property owned by Landes Daily.

(b) Landes Daily is not aware of any reason that would prevent any pending trademark, service mark, copyright, patent or other Intellectual Property applications from having registration granted.

(c) Any Intellectual Property which is licensed or sublicensed to Landes Daily (“Licensed Intellectual Property”) has so been identified to Red Carpet. With respect to Licensed Intellectual Property, (i) Landes Daily has delivered to Red Carpet correct and complete copies of all the licenses and sublicenses (and all applicable amendments and ancillary documents) for such Licensed Intellectual Property, (ii) all such licenses and sublicenses are in full force and effect and represent the entire agreement between licensor and licensee with respect to the Intellectual Property being licensed, (iii) the consummation of the transaction contemplated by this Agreement will not cause any such license or sublicense to cease to be valid and binding, nor will it constitute a breach or default under any such license or sublicense or result in the licensor or sublicensor being given the right to terminate such license or sublicense, (iv) Landes Daily has not received (or has reason to believe that it will receive) a notice of termination or cancellation under such license or sublicense, and no licensor or sublicensor has any right to terminate any Licensed Intellectual Property, except in the event of default thereunder, (v) Landes Daily is not in material breach or default of and have not received (and do not have any reason to believe that it will receive) a notice that it is in material breach or default of any Licensed Intellectual Property, (vi) no claims or other actions have been made or asserted (nor have been threatened) against Landes Daily either based upon Landes Daily’s use of the Licensed Intellectual Property or alleging that any Licensed Intellectual Property is being licensed, sublicensed or used in violation of the rights of any third party, and (vii) no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that infringe upon or are confusingly similar with any Licensed Intellectual Property.

4.14 Insurance. Landes Daily has delivered to Red Carpet a list of all insurance policies currently carried by Landes Daily. Such insurance policies are in full force and effect and will continue to be in full force and effect up to and including the Closing Date. Landes Daily is the sole owner of each such policy. All premiums due on such policies or renewals thereof have been timely paid. Copies of all insurance policies have been delivered to Red Carpet. All such policies: (i) are, and at the time of the Closing, shall be in full force and effect; (ii) are sufficient for compliance in all material respects by Landes Daily with all requirements of law and of all agreements to which Landes Daily is a party; (iii) are valid, outstanding, and enforceable policies, and no party to any policy has repudiated, or given notice of an intent to repudiate, any provision thereof; and (iv) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and provide adequate insurance coverage for Landes Daily (including the business and operations thereof). Landes Daily is not in breach or default, and no event has occurred (including, without limitation, the failure to pay any premiums) which with notice or lapse of time, would constitute a breach or default or permit modification or termination, under the policy. Landes Daily does not have any insurance policies in effect.

4.15 Contracts. Landes Daily has delivered to Red Carpet copies of each and every:

(a) contract or series of related contracts in excess of $25,000 or contract for future services which requires the payment by Landes Daily of $25,000 annually and is not terminable without penalty upon 30 days (or less) notice;

(b) contract for the employment of any key employee (including employment letters and offer letters);

(c) Landes Daily bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, stock incentive hospitalization, employees' insurance or other plan (including insurance policies on the life of any of Landes Daily’s employee or employees), agreement or arrangement providing employee benefits;

(d) collective bargaining agreement or other agreements or awards between Landes Daily and any labor union;

(e) lease to which Landes Daily is a party (i) which is not terminable without penalty on notice of 30 days or less with respect to personal property involving an annual rental payment of $25,000 or more, or (ii) with respect to any real property, whether as lessor or lessee;

(f) chattel mortgage or conditional sales agreement to which Landes Daily is a party involving $25,000 or more;

(g) agreement between Landes Daily and any Person (including any employee) relating to sharing of past, present or future commissions, fees, billings, revenue, income or profits;

(h) agreement or arrangement with any supplier in which any key employee has any ownership interest (other than shares in a publicly owned company) or participation in income or profits; or

(i) material agreement of Landes Daily not made in the ordinary course of business.

All of the foregoing are referred to as the “Contracts.” The copies of each of the Contracts delivered are accurate and complete. Each Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no material default with respect to any such contract which will give rise to liability in respect thereof on the part of Landes Daily or the other parties thereto. No notice of default or similar notice has been given or received by Landes Daily under any of such contracts.

4.16 Litigation. Landes Daily is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Landes Daily. Landes Daily is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Landes Daily, and Landes Daily does not know of any basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Landes Daily or to which Landes Daily is a party.

4.17 Employees. Landes Daily will deliver to Red Carpet a complete and accurate list of all employees of Landes Daily, setting forth their respective names, current positions, salaries and other remuneration and benefits as of the date hereof. Copies of all employment and consulting agreements to which Landes Daily is a party have been delivered to Red Carpet. All compensation and other amounts payable to employees as of the date hereof were paid or will be paid in accordance with Landes Daily's normal payroll practices. No bonuses have been paid or accrued to any employee since the date of the Landes Daily Financial Statements. To the best knowledge of Landes Daily, no present or former employee of Landes Daily has any claim against Landes Daily on account of or for (a) overtime pay (other than overtime pay for the current payroll period), (b) wages, salary or other compensation for any period (other than the current payroll period), (c) vacation, sick leave, or time off, other than that earned in the current fiscal year (which amounts will be accrued on the Closing Financial Statements), (d) severance pay or (e) any violation of statute, ordinance or regulation relating to minimum wages, maximum hours of work, termination of employment or similar matters. Landes Daily is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by Landes Daily to any stockholder, officer, director or employee of Landes Daily, nor are there any loans or debts payable or owing by any of such persons to Landes Daily or any guarantees by Landes Daily of any loan or obligation of any nature to which any such person is a party. Landes Daily does not have any employees.

4.18 Emplyee Benefit Plans. Landes Daily has delivered to Red Carpet copies of Landes Daily's employee benefit plans. All such plans are in material compliance with all applicable federal, state and local laws, regulations, ordinances, codes and other legally binding rules, and are not subject to any present or threatened claim that they are, may be or have been administered contrary to any federal, state or local laws, regulations, ordinances, codes or other legally binding rules. Landes Daily does not have any employee benefit plans.

4.19 Legal Compliance. To the best knowledge of Landes Daily and after due investigation, no claim has been filed against Landes Daily alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Landes Daily holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted. To the best knowledge of the Landes Daily Shareholders, after due investigation, no claim has been filed against Landes Daily alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Landes Daily holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

4.20 No Subsidiaries. Landes Daily does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

4.21 Broker's Fees. Neither Landes Daily nor the Landes Daily Shareholders, nor anyone on their behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.22 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by Landes Daily to arise, between the accountants and lawyers formerly or presently employed by Landes Daily. Landes Daily is current with respect to any fees owed to its accountants and lawyers.

4.23 Title to Properties, Liens and Encumbrances. Landes Daily has good title to all properties, interests in properties and assets reflected in the Landes Daily Financial Statements or acquired thereafter, free and clear of all Encumbrances. Such assets and properties include all tangible and intangible assets, contracts and rights necessary or required for the operation of the business of Landes Daily as now or heretofore conducted. All material tangible assets of Landes Daily are in good operating condition and repair, subject to normal wear and tear, free of defects, latent or patent, and are suitable, adequate and fit for the uses for which they are intended or being used; and such assets and the present use thereof do not violate in any material respect any applicable licenses, statutes, engineering standards or building, fire, zoning, health and safety or any other laws.

4.24 Leased Equipment. Landes Daily has delivered to Red Carpet a list of all equipment, other than personal property and fixtures, valued in excess of $10,000 licensed to or held under similar arrangements, or are in the possession or custody of Landes Daily. Landes Daily does not own or lease any equipment.

4.25 Accounts Receivable. Landes Daily has delivered to Red Carpet a true, correct and complete list of all Accounts Receivables, including an aging thereof as of the Closing Date. All Accounts Receivables (whether billed, unbilled or accrued) arose in the ordinary and usual course of Landes Daily's business, represent valid obligations due, and either have been collected in full or Landes Daily has no reason to believe that such accounts will not be collected in full within ninety (90) days after the Closing Date, in the aggregate amounts reflected thereon. Landes Daily has entered into a factoring agreement with Merchant Factors Corp.

4.26 Bank Accounts. Landes Daily has delivered to Red Carpet a complete list of (i) the names and locations of all financial institutions at which Landes Daily maintains checking accounts, deposit accounts, securities accounts, safety deposit boxes or other deposits or safekeeping arrangements, the numbers or other identification of all such accounts and arrangement and the names of all persons authorized to draw against any funds therein and (ii) the names of all Persons holding powers of attorney from Landes Daily. At the time of the Closing, no additional Person will have been authorized, from the date hereof, to draw on or have access to any such accounts or deposits or hold any power of attorney from Landes Daily or Landes Daily. All monies and accounts of Landes Daily shall be held by, and be accessible only to, Landes Daily at the time of the Closing.

4.27 True Copies. All copies of documents delivered or made available to Red Carpet by Landes Daily in connection with this Agreement are true and correct copies of the originals thereof.

4.28 Capitalization. The authorized capital stock of Landes Daily consists of 100,000 shares of no par value common stock, of which 1,000 shares are and at the Closing will be issued and outstanding. All of the outstanding shares of capital stock of Landes Daily are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Landes Daily is a party or which are binding upon Landes Daily, providing for the issuance or transfer by Landes Daily of additional shares of its capital stock; Landes Daily has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments which are binding upon Landes Daily. There are no voting trusts or any other agreements or understandings with respect to the voting of Landes Daily's capital stock.

4.29 Litigation and Governmental Enforcement. To the best knowledge of Landes Daily, neither it nor any of its affiliates, officers, directors or shareholders owning 5% or over of its capital stock is a party to any action, suit, arbitration, legal or administrative proceeding or investigation pending or threatened against it by any federal, state, municipal or governmental body, including, but not limited to, the SEC nor are they acting on behalf of such governmental bodies. To the best knowledge of Landes Daily, neither it nor any of its affiliates, officers, directors or shareholders owning 5% or over of each entities capital stock have ever been fined, sanctioned, disciplined or imprisoned for any securities violation. There is no judgment, order, writ, injunction or decree of any court, governmental agency, tribunal or other governmental or regulatory authority as to which any of the assets, properties or business of Landes Daily or any of their affiliates, officers, directors or shareholders owning 5% or over of its capital stock is subject, and Landes Daily knows of no basis for such actions, suits, proceedings or investigations. Landes Daily agree to immediately provide Red Carpet with written notification of any inquiry by any of the aforementioned regulatory bodies should they receive notice of same prior to the Closing.

4.30 Affiliate Transactions. Except as disclosed in Schedule 4.30, (a) no officer or director of Landes Daily has any significant interest in any entity that is engaged in a business which is in competition with the business of Landes Daily and (b) no officer or director of Landes Daily is a supplier to, or a customer of Landes Daily, or is a party to any contract.

4.31 Disclosure. The representations and warranties and statements of fact made by Landes Daily and the Landes Daily Shareholders in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF RED CARPET AND RED CARPET STOCKHOLDER

Except as set forth under the corresponding section of the disclosure schedule delivered to Landes Daily concurrently herewith (the “Disclosure Schedule”), which Disclosure Schedule shall be deemed a part hereof, Red Carpet and the Red Carpet Stockholder hereby represent and warrant, jointly and severally, to Landes Daily and the Landes Daily Shareholders as follows:

5.1 Organization. Red Carpet is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

5.2 Capitalization. Red Carpet's authorized capital stock consists of Fifty Five Million (55,000,000) shares of capital stock, with a par value of $.001 per share. Fifty million (50,000,000) of those shares are common stock, of which 3,142,500 shares are issued and outstanding and five million (5,000,000) of those shares are Preferred stock, of which none are issued and outstanding. All issued and outstanding shares of capital stock of Red Carpet are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. When issued, the Red Carpet Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Red Carpet is a party or which are binding upon Red Carpet providing for the issuance by Red Carpet or transfer by Red Carpet of additional shares of Red Carpet's capital stock and Red Carpet has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of Red Carpet. There are no voting trusts or any other agreements or understandings with respect to the voting of Red Carpet's capital stock.

5.3 Certain Corporate Matters. Red Carpet is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of its properties or nature of its business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. Red Carpet has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Red Carpet has delivered to each of the Purchasers true, accurate and complete copies of its Articles of Incorporation and Bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the stockholders and Boards of Directors of Red Carpet previously furnished to the Purchasers are complete and correct in all material respects. The stock records of Red Carpet and the stockholder lists of Red Carpet furnished to Purchasers are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of Red Carpet's capital stock and any other outstanding securities issued by Red Carpet. Red Carpet is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws in any material respect. Red Carpet is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject. Red Carpet has delivered to the Purchasers a complete copy of Red Carpet’s financial records and tax returns from Red Carpet’s inception to the Closing Date.

5.4 Authority Relative to this Agreement. Each of Red Carpet and the Red Carpet Stockholder has the requisite corporate power and authority to enter into this Agreement and to carry out its/his obligations hereunder. The execution, delivery and performance of this Agreement by Red Carpet and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Red Carpet and no other actions on the part of Red Carpet is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Red Carpet and the Red Carpet Stockholder and constitutes a valid and binding obligation of Red Carpet and the Red Carpet Stockholder, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

5.5 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Red Carpet of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Red Carpet nor the consummation by Red Carpet of the transactions contemplated hereby, nor compliance by Red Carpet with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of Red Carpet, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Red Carpet or the Red Carpet Stockholder is a party or by which it or any of its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Red Carpet, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Red Carpet taken as a whole.

5.6 Financial Statements.

(a) Red Carpet has delivered to Landes Daily the audited balance sheet of Red Carpet as at December 31, 2002, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 16, 2001 (inception) through December 31, 2002, together with the unqualified report thereon of Hall and Company CPAs, Inc., a Professional Accountancy Corporation (“Hall and Co.”), independent auditor (collectively, “Red Carpet’s Audited Financials”).

(b) Red Carpet has delivered to Landes Daily unaudited balance sheet of Red Carpet as at December 31, 2004, and the related statements of operations for the year ended December 30, 2004, (“Red Carpet’s Interim Financials”). The unaudited balance sheet at December 30, 2004, included in Red Carpet’s Interim Financials is hereinafter referred to as the “Unaudited Balance Sheet” and December 31, 2004 is hereinafter referred to as the “Red Carpet Balance Sheet Date.”

(c) Red Carpet’s Audited Financials and Red Carpet’s Interim Financials (collectively “Red Carpet’s Financial Statements”) are (i) in accordance with the books and records of Red Carpet, (ii) correct and complete, (iii) fairly present the financial position and results of operations of Red Carpet as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on Red Carpet or its businesses, financial conditions or results of operations.

5.7 Events Subsequent to Financial Statements. Since December 31, 2004, there has not been any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Red Carpet, except changes in the ordinary course of business that, individually and in the aggregate, have not been materially adverse.

5.8 Undisclosed Liabilities. Except as otherwise disclosed in Red Carpet’s Financial Statements, Red Carpet does not have any material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

5.9 Tax Matters.

(a) Red Carpet has duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted, expect for the year ended December 31, 2004;

(b) Red Carpet has paid, or adequately reserved against in Red Carpet’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

(c) To the best knowledge of Red Carpet, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of Red Carpet’s tax returns; and

(d) No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from Red Carpet.

For the purposes of this Section 5.9, a tax is due (and must therefore either be paid or adequately reserved against in Red Carpet’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

5.10 Real Property. Red Carpet does not own or lease any real property.

5.11 Books and Records. The corporate and financial books and records of Red Carpet delivered to the Purchasers prior to the Closing fully and fairly reflect the transactions to which Red Carpet is a party or by which it or its properties are bound.

5.12 Questionable Payments. Red Carpet, or any of its employees, agents or representatives, have, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Red Carpet’s funds or made any payments from Red Carpet's funds to governmental officials for improper purposes or made any illegal payments from Red Carpet's funds to obtain or retain business.

5.13 Environmental Matters. Neither Red Carpet nor the Red Carpet Stockholder have received notice of nor are they aware of any environmental matters which could have a material adverse effect on the assets or operations of Red Carpet.

5.14 Intellectual Property. Red Carpet does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. Red Carpet does not have any knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Red Carpet infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

5.15 Insurance. Red Carpet does not have any insurance policies in effect.

5.16 Contracts. Red Carpet does not have any material contracts, leases, arrangements or commitments (whether oral or written). Red Carpet is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

5.17 Litigation. Red Carpet is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Red Carpet. Red Carpet is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Red Carpet, and neither Red Carpet nor the Red Carpet Stockholder knows of any basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Red Carpet or to which Red Carpet is a party.

5.18 Employees. Red Carpet has no employees. Red Carpet does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees. Red Carpet has no written or oral employment agreements with any officer or director of Red Carpet. Red Carpet is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by Red Carpet to any stockholder, officer, director or employee of Red Carpet, nor are there any loans or debts payable or owing by any of such persons to Red Carpet or any guarantees by Red Carpet of any loan or obligation of any nature to which any such person is a party.

5.19 Employee Benefit Plans. Red Carpet does not have any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Red Carpet.

5.20 Legal Compliance. To the best knowledge of Red Carpet and the Red Carpet Stockholder, after due investigation, no claim has been filed against Red Carpet alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Red Carpet holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

5.21 No Subsidiaries. Red Carpet does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

5.22 Broker's Fees. Neither Red Carpet, nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

5.23 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by Red Carpet to arise, between the accountants and lawyers formerly or presently employed by Red Carpet and Red Carpet is current with respect to any fees owed to its accountants and lawyers.

5.24 Title to Properties, Liens and Encumbrances. Red Carpet has good title to all properties, interests in properties and assets reflected in the Red Carpet Financial Statements or acquired thereafter, free and clear of all Encumbrances. Such assets and properties include all tangible and intangible assets, contracts and rights necessary or required for the operation of the business of Red Carpet as now or heretofore conducted. All material tangible assets of Red Carpet are in good operating condition and repair, subject to normal wear and tear, free of defects, latent or patent, and are suitable, adequate and fit for the uses for which they are intended or being used; and such assets and the present use thereof do not violate in any material respect any applicable licenses, statutes, engineering standards or building, fire, zoning, health and safety or any other laws.

5.25 Accounts Receivable. Red Carpet does not have any Accounts Receivables.

5.26 Bank Accounts. Red Carpet has delivered to Landes Daily a complete list of (i) the names and locations of all financial institutions at which Red Carpet maintains checking accounts, deposit accounts, securities accounts, safety deposit boxes or other deposits or safekeeping arrangements, the numbers or other identification of all such accounts and arrangement and the names of all persons authorized to draw against any funds therein and (ii) the names of all Persons holding powers of attorney from Red Carpet. At the time of the Closing, no additional Person will have been authorized, from the date hereof, to draw on or have access to any such accounts or deposits or hold any power of attorney from Red Carpet. All monies and accounts of Red Carpet shall be held by, and be accessible only to, Red Carpet at the time of the Closing.

5.27 True Copies. All copies of documents delivered or made available to Landes Daily from Red Carpet in connection with this Agreement are true and correct copies of the originals thereof.

5.28  Disclosure. The representations and warranties and statements of fact made by Red Carpet, and the Red Carpet Stockholder in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 6
INDEMNIFICATION

6.1 Indemnification. Except for the Red Carpet Stockholder, each party to this Agreement (“Indemnifying Party”) will indemnify and hold the other parties and their directors, officers, shareholders, partners, employees and agents (each, an "Indemnified Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such Indemnified Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by the Indemnifying Party in this Agreement. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Article 6 for any settlement by an Indemnified Party effected without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s breach of any of the representations, warranties, covenants or agreements made by the Indemnified Party in this Agreement. The indemnification provided for in this paragraph shall survive the Closing until the expiration of the applicable statute of limitations.

6.2 Indemnification as to the Landes Daily Shareholders. The Landes Daily Shareholders will indemnify and hold Red Carpet and their officer and directors harmless from any and all losses and damages, including all judgments and amounts paid in settlements, that Red Carpet may suffer or incur as a result of or relating to any breach of any of the representations and warranties made specifically by the Landes Daily as specified in Article 4 of this Agreement. If any action shall be brought against Red Carpet in respect of which indemnity may be sought pursuant to this Section 6.2 of this Agreement, such party seeking to be indemnified shall promptly notify the Landes Daily Shareholders in writing. The Landes Daily Shareholders will not be liable to such party seeking to be indemnified pursuant to this Section 6.2 for any settlement by such indemnified party affected without the Landes Daily Shareholders’ prior written consent, which shall not be unreasonably withheld.

Each party to this Agreement will indemnify and hold the Landes Daily Shareholders and their agents harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that the Landes Daily Shareholders may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by the Indemnifying Party (as defined above) in this Agreement. If any action shall be brought against the Landes Daily Shareholders in respect of which indemnity may be sought pursuant to this Agreement, the Landes Daily Shareholders shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing. The Landes Daily Shareholders shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Landes Daily Shareholders except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of the Landes Daily Shareholders. The Indemnifying Party will not be liable to the Landes Daily Shareholders under this Article 6 for any settlement by the Landes Daily Shareholders effected without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to the Landes Daily Shareholders’ breach of any of the representations, warranties, covenants or agreements made by the Landes Daily Shareholders in this Agreement. The indemnification provided for in this paragraph shall survive the Closing until the expiration of the applicable statute of limitations.

ARTICLE 7
COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

7.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Landes Daily and Red Carpet as each party may request. In order that each party may have the full opportunity to do so, Landes Daily and Red Carpet shall furnish each party and its representatives during such period with all such information concerning the affairs of Landes Daily and Red Carpet as each party or its representatives may reasonably request and cause Landes Daily and Red Carpet and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party's representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party's premises, with copies thereof to be provided to each party and/or its representatives upon request.

7.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall: (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the transactions contemplated in this Agreement; and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

7.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each of Landes Daily and Red Carpet hereto shall: (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing; and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of the other parties of this Agreement. Without the prior written consent of the other parties to this Agreement , as the case may be, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

7.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Landes Daily or Red Carpet.

7.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party's representations or warranties herein.

ARTICLE 8
CONDITIONS TO CLOSING; CLOSING DELIVERIES

8.1 Conditions to Obligations of Landes Daily and the Landes Daily Shareholders. The obligations of Landes Daily and the Landes Daily Shareholders under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries of Red Carpet. At the Closing, Red Carpet shall have delivered or caused to be delivered to representatives of Landes Daily the following:

(i) resolutions duly adopted by the Board of Directors of Red Carpet authorizing and approving the execution, delivery and performance of this Agreement and the Subscription Agreement pursuant to which Red Carpet will issue shares of Red Carpet Stock to investors in connection with a private placement of Red Carpet common stock to close concurrently with the Closing Date;

(ii) stock certificates representing the Red Carpet Shares bearing each of the Landes Daily Shareholders as provided on Exhibit “A” attached hereto;

(iii) a copy of this Agreement duly executed by Red Carpet and the Red Carpet Stockholder;

(iv) executed resignations and board resolutions appointing officers and board members satisfactory to counsel for Landes Daily; and

(v) such other documents as Landes Daily or the Landes Daily Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of Red Carpet and the Red Carpet Stockholder herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Red Carpet and the Red Carpet Stockholder shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) No Material Adverse Effect. As of the Closing Date, there shall have been no Material Adverse Effect with respect to Red Carpet since the date hereof.

8.2 Conditions to Obligations of Red Carpet. The obligations of Red Carpet under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries of Landes Daily. On the Closing Date, Landes Daily shall have delivered to Red Carpet the following:

(i) a copy of this Agreement duly executed by Landes Daily; and

(ii) a certificate representing Nine Hundred Fifty (950) of the outstanding shares of Landes Daily bearing the name of Red Carpet; and

(iii) such other documents as Red Carpet, the Red Carpet Stockholder may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of Landes Daily and Landes Daily Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Landes Daily and the Landes Daily Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) No Material Adverse Effect. As of the Closing Date, there shall have been no Material Adverse Effect with respect to Landes Daily since the date hereof.

ARTICLE 9
ADDITIONAL AGREEMENTS

The parties hereto will cooperate with one another after Closing and, without any further consideration, will execute and deliver such other documents as shall be reasonably required after the Closing and to take any other action necessary to carry out the intent and purposes of this Agreement.

ARTICLE 10
GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

10.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

10.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

10.4 Entire Agreement. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

10.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

10.6 Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, U.S.A. Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in the City of Los Angeles, California and each party hereby waives any right to object to the convenience of such venue.

10.7 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

10.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

10.9 Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

10.10 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

10.11 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

10.12 Schedules. If there is any inconsistency between the statements in the body of this Agreement and those in the schedules (other than an exception expressly set forth in the schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

10.13 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

10.14 Incorporation of Exhibits and Schedules. The exhibits, schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“RED CARPET:”	“RED CARPET STOCKHOLDER:”

Red Carpet Entertainment, Inc. a Nevada corporation

/s/ Chris Johnson	/s/ Chris Johnson
Chris Johnson	Chris Johnson
President

“LANDES DAILY:”

Landes Daily, Inc. a California corporation

/s/
Name:
Title:

“LANDES DAILY SHAREHOLDERS:”

/s/ Rich Landes	/s/ Renee Raimondi
Rich Landes	Renee Raimondi

DISCLOSURE SCHEDULE OF LANDES DAILY
AND THE LANDES DAILY SHAREHOLDERS

This Disclosure Schedule modifies, amends, supplements and discloses, and states exceptions to, the representations and warranties of Landes Daily or the Landes Daily Shareholders, set forth in Section 4 of the Agreement. Each disclosure herein, including but not limited to those which are contained on any subschedules or exhibits included herein, is made for the sake of convenience as to all sections of the Agreement, even if such disclosure is specified for a single section of the Agreement, without the need for identification of specific additional sections or repetition, but only to the extent that the disclosure is reasonably apparent on its face as being applicable to such other section. Any terms not defined herein which are defined in the Agreement shall have the meaning set forth in the Agreement. Where any representation or warranty contained in the Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in this Disclosure Schedule does not constitute a determination that such matters are material.

4.7
The liabilities reflected in the Landes Daily Financial Statements may not take into account of liabilities due to Landes Daily's vendors and service providers that have provided services to Landes Daily in the ordinary course of their business but that have not yet billed or invoiced Landes Daily as of the date of the Landes Daily Financial Statements for such services.

4.13	U.S. Trademark “Landes Daily”
U.S. Registration No. 2,704,865

Japanese Trademark “Landes Daily”
Japanese Registration No. 4812625

4.30	Trademark Transfer Agreement between Rich Landes, Inc. and Landes Daily, Inc., dated May 1, 2005. Rich Landes is the sole shareholder of Rich Landes, Inc.

EXHIBITS TO THIS AGREEMENT

Exhibit A

Allocation of Red Carpet Shares to Landes Daily Shareholders

Landes Daily Shareholders	Red Carpet Shares
Rich Landes	1,850,000
Renee Raimondi	1,950,000
TOTAL	3,800,000